EXHIBIT (4)(u)

TERMINATION CREDIT RIDER - I

This rider becomes a part of the policy to which it is attached (“the Policy”). All terms of the Policy that do not conflict with this rider’s terms apply to this rider.

Rider Benefit Summary – Upon surrender of the Policy, we will pay you, in addition to the Policy’s Net Cash Surrender Value, a Termination Credit as described below, unless either of the following is true:

•	the Policy is being surrendered in connection with the purchase of a replacement life insurance policy including, but not limited to, a replacement intended to qualify as a tax free exchange under Code section 1035; or

•	the Owner at the time of policy surrender is different from the Owner on the policy application and the Owner at the time of policy surrender is (1) a life insurance company, or (2) a natural person or (3) a trust established by a natural person.

Termination Credit – The Termination Credit will be equal to the Termination Credit Percentage multiplied by the Termination Credit Basis, both described below.

Termination Credit Percentage – The Termination Credit Percentage is used to calculate the Termination Credit. The initial Termination Credit Percentage schedule is shown in the Policy Specifications. We may reduce the schedule of Termination Credit Percentages, and even reduce such percentages to zero, but not until at least 30 days after we have sent you revised Policy Specifications pages that will show the reduced Termination Credit Percentages. Any such reduced schedule of Termination Credit Percentages will apply uniformly to all members of the same class.

Termination Credit Basis – The Termination Credit Basis is an amount used to calculate the Termination Credit and is the dollar amount to which the percentage described above is applied. The Termination Credit Basis is the lesser of [(a) minus (c)] or [(b) minus (c)], where:

(a)	is the total amount of premiums actually paid on the Policy;

(b)	is the Maximum Annual Termination Credit Basis, as shown in the Policy Specifications, multiplied by the number of policy years elapsed, in whole or in part, with any partial year counted as a whole year; and

(c)	is the total amount of any withdrawals.

Rider Charge – There is a one-time charge for this rider, which is shown in the Policy Specifications. The charge increases the initial Monthly Deduction. If the schedule of Termination Credit Percentages is ever reduced to zero for all policy years, we will refund this Rider Charge to you.

Minimum Death Benefit – While this rider is in force, the Minimum Death Benefit of the Policy will be as follows: If the Policy’s Death Benefit Qualification Test is the Guideline Premium Test, then the Minimum Death Benefit will be the death benefit percentage described in the Policy multiplied by the greater of (1) the Accumulated Value or (2) the sum of the Cash Surrender Value and the Termination Credit; or if the Policy’s Death Benefit Qualification Test is the Cash Value Accumulation Test, then the Minimum Death Benefit will be the amount required for this policy to be deemed “life insurance” according to the Code, but not less than 101% of the greater of (1) the Accumulated Value or (2) the sum of the Cash Surrender Value and the Termination Credit.

Rider Termination – This rider will terminate on the earliest of:

•	the policy year when the Termination Credit Percentage shown in the Policy Specifications is first 0%; or

•	the termination of the Policy.

Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary

R05TC1

POLICY NUMBER: AAAAAAAAAAA

POLICY SPECIFICATIONS

SECTIONS FOR OTHER COVERAGES

TERMINATION CREDIT RIDER -I

MAXIMUM ANNUAL TERMINATION CREDIT BASIS: [$XXXX.XX]

RIDER CHARGE: [$XX.XX]

POLICY YEAR	POLICY MONTH	TERMINATION CREDIT PERCENTAGE
1	1	[X%]
1	2	[X%]
1	3	[X%]
1	4	[X%]
1	5	[X%]
1	6	[X%]
1	7	[X%]
1	8	[X%]
1	9	[X%]
1	10	[X%]
1	11	[X%]
1	12	[X%]

POLICY YEAR	TERMINATION CREDIT PERCENTAGE
[2]	[X%]
[3]	[X%]
[4]	[X%]
[5]	[X%]
[6]	[X%]
[7]	[X%]
[8]	[X%]
[9]	[X%]
[10]	[X%]
[11]	[X%]
[12]	[X%]
[13]	[X%]
[14]	[X%]
[15]	[X%]
[16+]	0%

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